SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2009
THE TIMKEN COMPANY

(Exact Name of Registrant as Specified in its Charter)
Ohio

(State or Other Jurisdiction of Incorporation)

1-1169	34-0577130
(Commission File Number)	(I.R.S. Employer Identification No.)
1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798

(Address of Principal Executive Offices) (Zip Code)
(330) 438-3000

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On July 10, 2009, The Timken Company (the “Company”), together with certain of its subsidiaries as Guarantors, entered into a $500 million Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. and KeyBank National Association as Co-Administrative Agents, KeyBank National Association as Paying Agent, L/C Issuer and Swing Line Lender, and the other Lenders party thereto. The Credit Agreement replaces the Company’s previous credit agreement dated as of June 30, 2005.
     The Credit Agreement matures on July 10, 2012 and is a $500 million revolving credit facility. The interest rate is based on a spread based on grid pricing determined by the Company’s Consolidated Leverage Ratio. In addition, the Company will pay a facility fee based on the Consolidated Leverage Ratio times the aggregate commitments of all of the Lenders. The Credit Agreement is not secured by assets of the Company. Except for existing Letters of Credit issued under the Credit Agreement, the Company did not borrow any amounts under the Credit Agreement as of July 10, 2009.
     The Credit Agreement is subject to customary events of default. If any event of default occurs and is continuing, the Lenders may instruct the Co-Administrative Agents to accelerate amounts due under the Credit Agreement (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable) and exercise other rights and remedies.
     A copy of the Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
Exhibits
     (10.1) Amended and Restated Credit Agreement dated as of July 10, 2009 by and among: The Timken Company, together with certain of its subsidiaries as Guarantors; Bank of America, N.A. and KeyBank National Association as Co-Administrative Agents; KeyBank National Association as Paying Agent, L/C Issuer and Swing Line Lender; and the other Lenders party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY
By:	/s/ William R. Burkhart
William R. Burkhart
Senior Vice President and General Counsel

Date: July 15, 2009

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